Exhibit 16

December 14, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Zynex Medical Holdings, Inc.
                  File Ref. No. 33-26787-D

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 13, 2005 of Zynex Medical Holdings, Inc., and are in agreement with the statements in such item 4.01, except that we have no basis to agree or disagree with the second through fourth sentences of the first paragraph of such item 4.01 and with the last two paragraphs of such item 4.01.



/s/ Gordon, Hughes & Banks, LLP
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Gordon, Hughes & Banks, LLP